                          CERTIFICATE OF INCORPORATION
                                       of

                   FIRST COLONIAL SECURITIES HOLDING CORP.

        In compliance with the requirements of the General Corporation Law of the State of Delaware, as amended, the undersigned, desiring to be incorporated as a business, hereby certifies that:

        1. The name of the corporation is: First Colonial Securities Holding
Corp.

        2. The address of its registered office in the State of Delaware is: c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of its registered agent is The Corporation Trust Company.

        3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended.

        4. The total number of shares of stock which the corporation shall have the authority to issue is Twenty-Five Million (25,000,000), to be divided into two classes designated "Common Stock" and "Preferred Stock". The corporation shall be authorized to issue (a) Twenty Million (20,000,000) shares of Common Stock and (b) Five Million (5,000,000) shares of Preferred Stock. Each share of stock shall have a par value of $.01 per share.

        The Board of Directors shall have the full authority permitted by law, by duly adopted resolutions, to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to provide for the issuance thereof not exceeding in the aggregate the number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time; and to determine with respect to each such class and/or series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any class and/or series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any class and/or series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any class and/or series or of the corporation, or both, in the event of liquidation, dissolution or winding up of the affairs of the corporation, the rights, if any, of holders of Preferred Stock of any class and/or series to convert or exchange such shares of Preferred Stock of such class and/or series for shares of any other class or series of capital stock or for any other securities, property or assets of the corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that class and/or series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that class and/or series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

        Before the corporation shall issue any shares of Preferred Stock or any class and/or series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors fixing the voting powers, designations, preferences, the relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such class and/or series, and the number of shares of Preferred Stock of such class and/or series authorized by the Board of Directors to be issued shall be signed on behalf of the corporation and shall be filed in the manner prescribed by the General Corporation Law of the State of Delaware. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

        5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

        6. The name and mailing address of the incorporator is:

                Dean M. Schwartz, Esquire
                Stradley, Ronon, Stevens & Young
                2600 One Commerce Square
                Philadelphia, PA 19103-7098

        7. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation, or any other person as may be authorized by this certificate to exercise or perform any of the powers or duties otherwise conferred or imposed upon a director, shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        8. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding will be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized in Section 145 of the General Corporation Law of the State of Delaware, as amended. Any repeal or modification of any of the provisions of Sections 7 or 8 shall be prospective and shall not adversely affect any right or protection of a director, officer or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

        9. The corporation is to have perpetual existence.

        10. No holder of shares of stock of the corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any share of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bond, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration as in its discretion it shall deem advisable or as the corporation shall have by contract agreed.

        11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this

Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

       I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, as amended, do hereby make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand as of this 12th day of August, 1997.


                                           /s/ Dean M. Schwartz
                                           --------------------------
                                           Dean M. Schwartz, Esquire
                                           Incorporator

                    FIRST COLONIAL SECURITIES HOLDING CORP.

                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK


        Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), First Colonial Securities Holding Corp. (the "Corporation"), a corporation organized and existing under the DGCL, hereby certifies as follows:

        FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of up to 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and further authorizes the Board of Directors of the Corporation by resolution or resolutions to provide for the issuance of Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designation, voting powers, preferences and relative rights and qualifications, limitations or restrictions of each such series.

        SECOND: The Board of Directors of the Corporation, by action by written consent dated as of August 12 1997, duly adopted the following resolution authorizing the creation and issuance of a series of Preferred Stock to be designated as Series A Convertible Preferred Stock:

        RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation is hereby created, and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows;

        1. Designation and Number. The shares of such series of Preferred Stock shall be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting such series shall be 150,000.

        2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to (i) the Corporation's common stock, par value $.01 per share (the "Common Stock"), and (ii) all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding that by their terms expressly provide that they are junior to the Series A Preferred Stock (collectively, the "Junior Securities").

        3. Dividends. (a) The holders of shares of the Series A Preferred Stock, in preference to the holders of Junior Securities, shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of assets of the Corporation legally available therefor, cumulative dividends payable in cash at the annual rate of 10% per annum. Such dividends shall be cumulative and shall accrue and be payable, in arrears, quarterly on December 31, March 31, June 30 and September 30 in each year (each, a "Dividend Payment Date"), commencing December 31, 1997, to holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"). All dividends paid with respect to shares of Series A Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto.

        (b) Dividends on the shares of Series A Preferred Stock shall accrue and be cumulative from the date of the original issuance of shares of Series A Preferred Stock (the "Issue Date"), whether or not earned or declared. Accrued but unpaid dividends shall not bear interest.

        (c) Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock pursuant to Subsection 3(a), and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Subsection 3(a) with respect to dividends on each outstanding share of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series A Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Preferred Stock.

        (d) Accrued but unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall be no more than 60 days prior to the payment date thereof. Holders of Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends provided for herein

        (e) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Securities (other than dividends or distributions payable in additional shares of Junior Securities), unless at the time of such dividend or distribution the Corporation shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock

        (f) Whenever dividends on the Series A Preferred Stock are in arrears, the Corporation shall not declare dividends on or make any other distribution in respect of any other capital stock ranking on a parity with the Series A Preferred Stock as to dividends and on which dividends are payable in arrears, unless simultaneously therewith dividends are paid pro rata on the Series A Preferred Stock.

        (g) The Corporation shall not, directly or indirectly, retire, redeem, purchase or otherwise acquire any Junior Securities unless the Series A Preferred Stock has been redeemed or retired in full; provided, however, that the Corporation may repurchase shares of Common Stock from any employees of the Corporation upon termination of employment if such repurchase is required or permitted by the terms of any stock subscription agreement, employment agreement, option agreement or similar agreement, plan or arrangement between the Corporation and such employee relating to the employment of such employee and providing for the repurchase by the Corporation of Common Stock or options to acquire Common Stock, provided that at the time of any repurchase under this Subsection 3(g) all dividends accrued on the Series A Preferred Stock shall have been paid or set aside for payment.

        (h) The Corporation shall not retire, redeem, purchase or otherwise acquire any capital stock ranking on a parity with the Series A Preferred Stock as to dividends or upon the dissolution, liquidation or winding up of the Corporation except for mandatory redemptions made in accordance with the terms of such parity stock, provided that at the time of any such redemption all dividends accrued on the Series A Preferred Stock shall have been paid or set aside for payment

     4. Liquidation Preference

        (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stork shall be entitled to receive out of the assets of the Corporation, for each share of Series A Preferred Stock then outstanding, before any payment or distribution shall be made in respect of the Common Stock or any other class or series of stock ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding up, cash in the amount of $10.00 (as adjusted for any stock dividend, split, combination, recapitalization or similar transaction with respect to the capital stock of the Corporation), plus an amount equal to all accrued and unpaid dividends thereon to the date of such payment, whether or not declared. After payment in full of the liquidation preference of the Series A Preferred Stock, holders of Series A Preferred Stock shall not be entitled to receive any additional cash, property or other assets of the Corporation upon liquidation, dissolution or winding up of the Corporation.

        (b) If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay the full preferential amount to which holders of Series A Preferred Stock are entitled pursuant to Subsection 4(a), no distribution shall be made in respect of any shares of any other class or series of stock ranking on a parity with the Series A Preferred Stock upon liquidation, dissolution or winding up, unless the distribution is made pro rata, so that the ratio of the amount distributed per share on the Series A Preferred Stock to the amount distributed per share on each such other class or series of stock shall be the same as the ratio of the amount of the liquidation preference per share of the Series A Preferred Stock to the amount of the liquidation preference per share of each such other class or series of stock.

        (c) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

     5. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows:

        (a) Conversion at the Option of the Holder. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof and without the payment of additional consideration, at any time, into the number of shares of Common Stock determined by dividing $10.00 by the Current Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined).

        To effect the conversion of shares of Series A Preferred Stock, the holder of record thereof shall make a written demand for such conversion (a "Conversion Demand") upon the Corporation at its principal executive offices setting forth therein (i) the number of shares of Series A Preferred Stock to be converted, (ii) the certificate or certificates representing such shares, (iii) the proposed date of conversion, which shall be a business day not less than 15 nor more than 30 days after the date of such Conversion Demand (the "Conversion Date"); and (iv) the name of any nominee to which any shares of Common Stock into which such shares are to be converted are to be registered. Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (a "Conversion Notice") to such holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing the shares so to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder's address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation. On or before the Conversion Date, the holder of Series A Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such holder, or its nominee, at such holder's address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash payable in lieu of any fraction of a share of Common Stock pursuant to Subsection 5(c).

        The resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock may be restricted from resale by a holder unless the resale of such shares of

Common Stock is (i) registered under the Securities Art and any applicable state securities laws or (ii) exempt from the registration requirements of the Securities act and all applicable state securities laws. The certificates representing such shares of Common Stock may be issued with a restrictive legend to the foregoing effect.

        (b) Conversion at the Option of the Company. In the event that (i) the Common Stock is listed for trading on an exchange or automated dealer quotation system and the closing price per share of Common Stock on any such exchange or system (the "Trading Price") is equal to or greater than $6.50 for 20 consecutive trading days and (ii) the shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock may be resold by all holders thereof pursuant to Rule 144 promulgated under the Securities Act (without regard to the volume limitations set forth in paragraph
(e) thereof) or are the subject of an effective registration statement registering their resale under the Securities Act, the Company may cause all, but not less than all, of the then outstanding shares of Preferred Stock to be converted into number of shares of Common Stock equal to the number of shares of Series A Preferred Stock then outstanding multiplied by $10.00 divided by the Current Conversion Price in effect on the Mandatory Conversion Date (as defined below).

        For the Company to effect the mandatory conversion of all outstanding shares of Series A Preferred Stock, the Corporation shall give written notice (a "Mandatory Conversion Notice") to each record holder of Series A Preferred Stock setting forth therein (i) the effective date of such mandatory conversion which shall be a business day not less than 15 nor more than 30 days after the date of the Mandatory Conversion Notice (the "Mandatory Conversion Date"), (ii) the address of the place or places at which the certificate or certificates representing the shares so to be converted are to be surrendered; and (iii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Mandatory Conversion Notice shall be sent by first class mail, postage prepaid, to each holder at such holder's address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation. On or before the Mandatory Conversion Date, each holder of Series A Preferred Stock shall surrender the certificate or certificates representing his shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Mandatory Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to each holder, or its nominees at such holder's address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation a certificate or certificates for the number of whole shares of Common Stock issuable upon conversion in accordance with the provisions hereof, together with cash payable in lieu of any fraction of a share of Common Stock pursuant to Subsection 5(c).

        (c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share to which the holder would be entitled but for the provisions of this Subsection 5(c), based on the full number of shares of Series A Preferred Stock held by such holder, the Corporation shall pay cash in an amount equal to the same fraction of the Current Market Price (as hereinafter defined) of one share of Common Stock on the Conversion Date or the Mandatory Conversion Date, as applicable.

        (d) Reservation of Stock. The Corporation shall, at all times when any shares of Series A Preferred Stork are outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

        (e) Dividends: Rights. All outstanding shares of Series A Preferred Stock to be converted pursuant to the Conversion Notice or the Mandatory Conversion Notice, as the case may be, shall, on the Conversion Date or the Mandatory Conversion Date, as applicable, be converted into Common Stock for all purposes, notwithstanding the failure of the holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Conversion Date or the Mandatory Conversion Date, as applicable, (i) no such share of Series A Preferred Stock shall be deemed to be outstanding or be transferrable on the books of the Corporation or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares have been converted. On the Conversion Date or the Mandatory Conversion Date, as applicable, all such shares shall be retired and canceled and shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series.

        (f) Current Conversion Price: Adjustments. The Current Conversion Price of the Series A Preferred Stock shall be $5.00 per share as of the Issue Date and thereafter such amount as adjusted in the manner hereinafter set forth.

            (i) Sale of Securities Below Current Conversion Price. If at any time after the Issue Date the Corporation shall issue any shares of Common Stock, Convertible Securities (as hereinafter defined), Rights (as hereinafter defined) or Related Rights (as hereinafter defined) (collectively, "Securities") without consideration or for a consideration per share or unit less than the Current Conversion Price in effect immediately prior to the issuance of such Securities, then the Current Conversion Price in effect immediately prior to each such issuance shall forthwith be reduced, to the quotient obtained by dividing:

                (A) an amount equal to the sum of (1) the total number of shares of Common Stock outstanding immediately prior to such issuance (including for this purpose the number of shares of Common Stock into which the shares of Series A Preferred Stock outstanding immediately prior to such issuance are convertible on the date of such issuance in accordance with Subsection 5(a) (without regard to Subsection 5(c)), without giving effect to such issuance) multiplied by the Current Conversion Price in effect immediately prior to such issuance, and (2) the amount of consideration, if any, received by the Corporation upon such issuance, by


                (B) the total number of shares of Common Stock outstanding immediately after such issuance, including the number of shares of Common Stock
(1) into which the shares of Series A Preferred Stock outstanding immediately prior to such issuance are convertible on the date of such issuance in accordance with Subsection 5(a) (without regard to Subsection 5(c)), without giving effect to such issuance, (2) into or for which any such newly issued Convertible Securities are then convertible or exchangeable and (3) issuable upon the exercise of any such Rights or Related Rights.

            (ii) Certain Definitions and Procedures. For the purpose of this
Section 5, the following definitions and procedures shall apply:

                (A) Rights. In the case of the issuance of options, warrants or other rights to purchase or otherwise acquire Common Stock, whether or not at the time exercisable (collectively, "Rights"), the total number of shares of Common Stock issuable upon exercise of such Rights shall be deemed to have been issued at the time such Rights are issued, for a consideration equal to the sum of the consideration, if any, received by the Corporation upon the issuance of such Rights and the minimum purchase or exercise price payable upon the exercise of such Rights for the Common Stock to be issued upon the exercise thereof.

                (B) Convertible Securities and Related Rights. In the case of the issuance of any class or series of stock or any bonds, debentures, notes or other securities or obligations convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (collectively, "Convertible Securities"), or options, warrants or other rights to purchase or otherwise acquire Convertible Securities (collectively, "Related Rights"), the total number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities or exercise of such Related Rights shall be deemed to have been issued at the time such Convertible Securities or Related Rights are issued, for a consideration equal to the sum of (1) the consideration, if any, received by the Corporation upon issuance of such Convertible Securities or Related Rights (excluding any cash received on account of accrued interest or dividends) and (2) (I) in the case of Convertible Securities, the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such Convertible Securities or
(II) in the case of Related Rights, the sum of (x) the minimum purchase or exercise price payable upon the exercise of such Related Rights for Convertible Securities and (y) the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of the Convertible Securities issued upon the exercise of such Related Rights.

                (C) Changes. On any change in the number of shares of Common Stock issuable upon the exercise of Rights or Related Rights or upon the conversion or exchange of

Convertible Securities or on any change in the minimum purchase or exercise price of Rights, Related Rights or Convertible Securities, including, but not limited to, a change resulting from the anti-dilution provisions of such Rights, Related Rights or Convertible Securities, the Current Conversion Price to the extent in any way affected by such Rights, Related Rights or Convertible Securities shall forthwith be readjusted to be thereafter the Current Conversion Price that would have been obtained had the adjustment that was made upon the issuance of such Rights, Related Rights or Convertible Securities been made after giving effect to such change. No further adjustment shall be made in respect of such change upon the actual issuance of Common Stock or any payment of consideration upon the exercise of any such Rights or Related Rights or the conversion or exchange of such Convertible Securities.

                (D) Expiration or Cancellation. On the expiration or cancellation of any such Rights, Related Rights or Convertible Securities, if the Current Conversion Price shall have been adjusted upon the issuance thereof, the Current Conversion Price shall forthwith be readjusted to such Current Conversion Price as would have been obtained had the adjustment made upon the issuance of such Rights, Related Rights or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Rights or Related Rights or the conversion or exchange of such Convertible Securities.

                (E) Cash. In the case of the issuance of such Securities for cash, the amount of consideration received by the Corporation shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of securities for property other than cash, the value of such property shall be determined by the Board of Directors in good faith.

        (g) Consolidation, Merger, Sale, Etc. In case of any capital reorganization or reclassification of outstanding shares of Common Stock, or any merger or consolidation of the Corporation with or into another entity (other than mergers or consolidations of wholly-owned subsidiaries into the Corporation or any wholly-owned subsidiary), or any sale or conveyance of all or substantially all of the assets of the Corporation (each, a "Transaction"), then lawful and adequate provision shall be made whereby each share of Series A Preferred Stock shall, after such Transaction, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such Transaction, or to which assets shall have been sold in such Transaction, to which the holder of shares of Series A Preferred Stock would have been entitled if it had held the Common Stock issuable upon the conversion of such shares of Series A Preferred Stock on the record date, or, if none, immediately prior to such Transaction, at the Current Conversion Price in effect on such date. The provision of this Subsection 5(g) shall similarly apply to each successive Transaction.

        (h) Stock Dividends, Split, Combinations. If the Corporation shall (i) declare a dividend or other distribution payable in Securities or (ii) split its outstanding shares of Common Stork into a larger number of shares or (iii) combine its outstanding sham of Common Stock into a smaller number of shares, then the Current Conversion Price in effect immediately prior to such dividend or other distribution, split or combination, as the case may be, shall forthwith be proportionally adjusted so that each holder of Series A Preferred Stock shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to the record date for such dividend or other distribution, split or combination. - Successive adjustments to the Current Conversion Price shall be made upon each such dividend or other distribution, split or combination.

        (i) Current Market Price. For the purposes hereof, the "Current Market Price" of one share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive business days commencing 45 business days before the day in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the last reported sales price on the NASDAQ National Market, if the Common Stock is included therein or, if not, the average of the highest reported bid and lowest reported asked prices as reported by The Nasdaq Market, Inc., or the nearest comparable system, or, if no such price is available, as determined in good faith by the Board of Directors.

        (j) No Impairment. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, sale, exchange or other disposition of assets, merger, consolidation, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this
Section 5 by the Corporation, but will at all times in good faith carry out all the provisions of this Section 5 and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

        (k) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Current Conversion Price pursuant to this Section 5, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish a notice of adjustment to each holder of Series A Preferred Stock, which notice shall set forth, in reasonable detail, the facts upon which such adjustment or readjustment is based.

        (l) Notices of Record Date. In the event (i) any record date is fixed for the purpose of determining the holders of any class or series of stock or other securities who are entitled to receive any dividend or other distribution or (ii) of any recapitalization or reorganization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any sale, exchange or other disposition of all or substantially all the assets of the Corporation or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the record date therefor a notice setting forth (a) such record date and a description of such dividend or distribution, (b) the date on which any such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up.

        (m) Issue Taxes. The Corporation shall pay all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock, other than taxes payable as a result of the issuance of delivery of Common Stock to a person other than the record holder of the Series A Preferred surrendered for conversion.


        (n) Minimum Adjustment: No Increase. No adjustment of the Current Conversion Price shall be made in an amount less than one cent, provided that any adjustment that is not made by reason of this Subsection 5(n) shall be carried forward and shall be taken into account in any subsequent adjustment. Except to the limited extent provided for in Subsection 5(f)(ii)(C) or (D) or 5(h), no adjustments of the Current Conversion Price in accordance with this
Section 5 shall have the effect of increasing the Current Conversion Price above the Current Conversion Price in effect immediately prior to such adjustment.

        (o) Notwithstanding anything herein to the contrary, the rights of the holders to convert shares of Series A Preferred Stock shall cease on the 10th day following the delivery of a Redemption Notice (as hereinafter defined) pursuant to Section 6.

     6. Redemption.

        (a) Subject to the terms of this Subsection 6(a), to the extent the Corporation shall have funds legally available therefor, the Corporation, at its option, may redeem, in whole or in part, the shares of Series A Preferred Stock outstanding, at any time after the third anniversary of the date of the initial issuance of the Series A Preferred Stock, upon notice given as hereinafter provided, at a redemption price equal to $11.00 per share.

        (b) In the event that fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be redeemed pro rata.

        (c) Notice of such redemption (the "Redemption Notice") shall be mailed by first-class mail, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each Redemption Notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date and (vi) that the holder's right to convert such shares into shares of Common Stock shall terminate on the close of business on the day preceding such redemption date.

        (d) Notice by the Corporation having been mailed as provided in Subsection 6(c), and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, from and after such redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Corporation to the date of redemption and the right to convert such shares into shares of Common Stock, which shall continue until the close of business on the 10th day preceding the date of redemption) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as provided herein. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

        7. Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase, redemption or conversion, shall have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock other than the Series A Preferred Stock.

     8. Voting

        (a) Except as otherwise provided herein or as required by applicable law, the holders of Series A Preferred Stock shall have no voting rights.

        (b) The consent of the holders of a majority (or such greater number as may then be required by law) of the shares of Series A Preferred Stock at the time outstanding, given in person or by proxy, by a vote at a meeting called for the purpose, or by consent in lieu thereof, at which the holders of shares of Series A Preferred Stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating:

            (i) any change in the preferences, limitations or special rights of the Series A Preferred Stock adverse to the Series A Preferred Stock;

            (ii) a new class or series of shares having a preference as to dividends or assets that is on a parity with, or senior to, the Series A Preferred Stock; or

            (iii) any increase in the number of authorized shares of any class or series having a preference as to dividends or assets that is senior in any respect to the Series A Preferred Stock.


     9. No Sinking Fund. The Corporation shall not be required to make any payment to any sinking fund or otherwise to deposit or set aside any funds or other assets of the Corporation in respect of the Series A Preferred Stock.

     10. Amount of Noncash Dividends, Distributions or Consideration. Whenever a dividend or distribution is to be made in, or any consideration received or paid by the Corporation consists of, securities or other property other than cash, the amount of such dividend, distribution or consideration shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     11. Definition of Certain Preferences. For purposes hereof, any class or series of stock of the Corporation shall be deemed to rank:

        (a) senior to the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, if the holders of shares of that class or series of stock shall be entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of Series A Preferred Stock;

        (b) on a parity with the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or conversion or sinking fund provisions, if any, are different from those of the Series A Preferred Stock, if the holders of shares of that class or series of stock shall be entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in proportion to their respective dividend preferences (whether based on their respective dividend rates or the respective amounts of accumulated and unpaid dividends thereon) or their respective liquidation preferences, without preference or priority, one over the other, as between the holders of shares of that class or series of stock and the holders of shares of Series A Preferred Stock; and

        (c) junior to the Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of shares of Series A Preferred Stock shall be entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of that class or series of stock.

        IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this certificate on behalf of the Corporation this 12 day of August, 1997.


                                         First Colonial Securities Holding Corp.



                                      By: /s/ Steven Schwartz
                                          --------------------------------------
                                         Name: Steven Schwartz
                                         Title: President






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